Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of Hang Feng Technology Innovation Co., Ltd. of our report dated April 15, 2026, with respect to our audits of the consolidated financial statements of Hang Feng Technology Innovation Co., Ltd. and its subsidiaries as of December 31, 2025 and 2024 and for each of the years in the two-year period ended December 31, 2025, which appears in the Company's Annual Report on Form 20-F for the year ended December 31, 2025.

We also consent to the reference to us under the caption “Experts” in the Registration Statement

/s/ Wei, Wei & Co., LLP

Flushing, New York

October 6, 2026